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                                 EXHIBIT 23.2
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                         Independent Auditors' Consent

The Board of Directors
Finger Lakes Financial Corp.:

We consent to the use of our independent auditors' report dated January 24, 2000, except for notes 1 and 13, which are as of August 22, 2000, on the consolidated statements of financial condition of Finger Lakes Financial Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 included herein, and to the references to our firm under the headings "The Conversion - Tax Aspects" and "Experts" in the prospectus.



                                   /s/ KPMG LLP


August 22, 2000
Syracuse, New York